the Hive.
HONG KONG

MEMBERSHIP AGREEMENT

This agreement was made on 22 January 2025 between **QUANTUM ARTS CO., LIMITED and HIVE LAI CHI KOK LIMITED.**

By the rights of becoming a member of the Hive for a monthly fee, QUANTUM ARTS CO., LTD LIMITED enters into this office share agreement with HIVE LAI CHI KOK LIMITED.

HIVE LAI CHI KOK LIMITED will provide QUAUNTUM ARTS CO., LIMITED with 5-person Private Office W6 and its complete shared office facilities of 8,000 square feet at the following address:

13F Liberal Factory Building, No. 3 Wing Ming Street, Cheung Sha Wan, Hong Kong

Agreement start date: 03 February 2025
Agreement end date: 02 August, 2025

Private Office W6 Membership Standard Rate: **HKD 17,500**
Private Office W6 Membership Agreed Membership Monthly Fee: **HKD 10,000**
Private Office W6 Membership Two Months Refundable Deposit: **HKD 20,000**

Total Employee(s) listed at HIVE LAI CHI KOK LIMITED : **5 employees**
Total access card(s) listed at HIVE LAI CHI KOK LIMITED - 24 hour access: **5 cards**
Total printing allowance per month: **HKD 1,000 (*HKD 1 B&W, HKD 2 Colour*)**
Total meeting room hour(s) per month: **20 hours**

By accepting, both parties agree to be bound by the terms & conditions in the annex on page 2 to 7 of this agreement.

For and on behalf of
HIVE LAI CHI KOK LIMITED

[Signature] [Stamp: Hive Lai Chi Kok Limited]

SALVE BRADBEER
LOCATION MANAGER

DATE: 27 January, 2025

For and on behalf of
QUANTUM ARTS CO., LIMITED

[Signature] [Stamp: For and on behalf of Quantum Arts Co., Limited 量子藝界有限公司 Authorized Signature(s)]

ZHIFANG HONG
DIRECTOR AND UBO

DATE: 2025.1.25

MEMBERSHIP TERMS AND CONDITIONS

1. PRINCIPAL TERMS

- In this set of membership terms and conditions, the following words and expressions have the following meanings, unless otherwise defined :
  - 'Members' - refers to any individual or company utilising facilities of Hive Lai Chi Kok Limited for a monthly fee
  - 'The Hive' - refers to any location currently operating under Hive Lai Chi Kok Limited
  - 'The Fee' - refers to the monetary cost of the indicated Membership Type
  - 'Membership Type' - Type or level of membership applicable - such as hotdesk, dedicated desk, booth desk, virtual, cafe, lounge, voyagers, workshop, photography, office membership
- Membership agreements become binding upon signing on page 1 of this form.

2. MEMBERSHIP

A. Services - Subject to terms and conditions of this membership agreement, the Hive will use reasonable effort to provide the services described below to all members.

- Access to the Hive locations worldwide, exclusive of members on virtual memberships, cafe memberships, lounge memberships, workshop memberships and photography memberships via global membership cards.
- Regular maintenance of the Hive space and office units, provided that the damage does not exceed normal wear and tear.
- Basic furnishings for office units, workspaces, and work units - including tables, chairs, and shelving units.
- Access to and use of shared Internet connections.
- Use of printers, copiers and/or scanners available in shared open areas.
- Use of meeting rooms in any of the Hive locations during Business Hours, referred to in Section 2 B., on regular business days, subject to availability and reservation.
- Air-conditioning.
- Electricity for reasonable office use.
- Acceptance of mail and deliveries on behalf of members; the Hive is not liable for mail that does not require signatures upon acceptance or should delivery addresses be used for fraudulent or unlawful purposes
- Membership Agreement to assist with obtaining registered business addresses for all members, exclusive of members on virtual memberships, cafe memberships, lounge memberships, workshop memberships and photography memberships.
- Opportunity to participate in member-only events, benefits, and promotions.
- Members are entitled to all rights and privileges set for the type of membership indicated. The range of services current at the date of this application is set out at https://thehiveworldwide.com/ and on page 1 of this form.

B. Business Hours - All Hive locations are open from 08:00 to 18:00 on all regular weekday business days, with the exception of local bank/public holidays.

C. The Hive's Reserved Rights - Possession of office space is not exclusive to members.

- The Hive is entitled to access office space, with or without notice, in connection with our provision of services, for safety or emergency purposes or any other purposes that pose the same urgency.
- The Hive is also entitled to relocate your office space to any other place within the office location, provided that the square footage of the alternative is not substantially lower than the original assigned.

3. MEMBERS

A. Members list - Only individuals who have filled in a membership application form will be deemed to be members of the Hive and be entitled to membership benefits as listed in this agreement.

- Location managers must be informed of changes in members listings per each company. Changes will not take effect until confirmed via a signed membership application.

- If the number of members or individuals using the space exceeds the number of 'Total employees' detailed on the Membership agreement form, members will be required to pay an additional day pass fee.
- Membership agreements are non-transferrable.

4. MEMBERSHIP FEES, PAYMENTS, AND CHARGES

A. Initial Payment - Upon submitting a signed agreement, members are obligated to pay an initial invoice which includes membership fees along with a refundable deposit.

B. Membership Payment - Rent shall be paid on the first day of each month by either post-dated cheques or by wire-transfers to the Hive's bank account, where bank charges are borne by the remitter.

C. Refundable Deposit - Members agree to pay the Hive a refundable deposit. The deposit is not an advance rental but a security against the Members' default. If the Member is not in default, such sum, net of possible charges for damages and repairs, shall be returned to the member within thirty (30) days of the termination of this Agreement.

- Immediately prior to the expiration or earlier determination of the lease, Members are required to bear the cost of reinstating and repainting the office unit to its original state and condition to the satisfaction of the Hive.
- Members hereby authorise the Hive to deduct from the refundable deposit any amount payable including Membership fees, expenses and other costs not limiting to reinstatement and repainting sustained by the Hive.

D. Membership fees - Membership fees detailed on this membership agreement covers services for the total number of employees only. Additional members are subject to pay an additional day pass fee.

- Membership rates may increase or normalise from time to time. Prior notice will be given at least one (1) full month in advance of any price increase. During this period, the Hive will be in touch to discuss new agreement terms. Should members not agree with the new agreement rates and details, members have the right to terminate membership in accordance with the membership terms and conditions and rules. If new agreement terms are not made and termination is not given by the date given to members in notice, membership rates will increase in accordance with the Hive's notice.

E. Discounts - Discounts for all membership types potentially negotiated between Members and the Hive are subject to a specified term limit. If a Member terminates or seeks to terminate the stipulated agreement prior to the specified end date, the Hive reserves the right to retroactively charge the Member with the full amount of the remainder of the term, at the full price rate, including the discounted amount (the difference between the mutually-agreed upon discounted price and the actual list price) calculated from the start day up to and including the date of departure.

F. Invoices - the Hive will send out invoices and other billing-related information and notices to billing contacts as noted on the membership agreement form. Changes of the billing contact will require written notice to the respective location managers.

G. Overage fees - Members are entitled to monthly allowances for meeting room usage, printing/copying usage, and other products and services as detailed in this membership agreement. Allowances cannot be rolled over from month to month, with exception of prior approval and written notice from location managers.

- Should members exceed their allocated monthly amounts, members are responsible for paying fees for such overages.
- Overage fees may increase from time to time.

H. Forms of Payment/ Bank fees - Payments can be made via methods indicated on member's invoices.

- All bank fees or charges are to be borne by members.

J. Late payment - All Members of The Hive shall be expected to make any and all payments in a timely manner as stipulated in the Membership Agreement Form and/or Office Shared Agreement, depending on the membership type.

- Members shall be issued three (3) weekly Payment Reminders as a courtesy. If payment is not received in full, on the fourth (4th) week after payment was due, a Late Payment Notice by E-mail and/or Letters shall be sent. This Late Payment Notice gives a final five (5) working days to make payment in full of any and all amounts due to the Hive. Further this notice will state that a 3% penalty will be charged, if the payment is not received within the stated time frame.
- If payments remain outstanding after notice has been given, the Hive reserves the right to immediately suspend membership without notice and withhold all services - including, but not limited to, space access, mail handling, desk usage, office space etc. - until payment is settled in full.
- To rectify suspensions, members must settle all invoices immediately and send payment proof to Location Managers or they must agree with the Location Managers Repayment Plan.
- Failure to pay by any member within 6 weeks of the date of the invoice, will result in the immediate termination of membership by The Hive without prejudice to any remedy or cause of action which The Hive may have against the Member for the recovery of any amount due or any other right to recover damages for any breach by the Member and the month security deposit shall be forfeited.

5. MEMBERSHIP TERM, CHANGES, AND TERMINATIONS

A. Term - This agreement will be effective when signed by both parties; provided that the initial membership fee and refundable deposit has cleared by the agreed upon due date set out on the invoice.

- Should the membership agreed contract price, written into the Agreement in the Pricing Details, refer to any discount from the standard price these shall be subject to a term limit.
- Should no term limit be specified in the agreement, the period during which the discount is valid and can be enjoyed by the member shall be no longer than 6 months from the date of the agreement.

B. Downgrades - Downgrades are applicable to all memberships exclusive of Private Office, Booth Desk, and Dedicated Desk memberships. Members can request to downgrade their memberships to a lower tier membership once per Agreement term by giving a one (1) month notice in writing. The maximum duration for a downgrade is four (4) weeks. Any temporary downgrade must be agreed in writing with the Location Manager and/or the finance department.

C. Termination/End Date - Should the membership end-date be left unspecified on the application form, members can terminate the membership by giving a one (1) month notice in writing.

- All standard rate membership agreements, unless otherwise detailed on the membership agreement, shall continue on a month-to-month basis until terminated in accordance with this agreement.
- If a Member terminates or seeks to terminate the Agreement prior to the specified end date, the Hive reserves the right to retroactively charge the Member with the full amount of the remainder of the term, at the full price rate, including the discounted amount (the difference between the mutually-agreed upon discounted price and the actual list price) calculated from the start day up to and including the date of departure.
- Prior to termination, members will remove all property from the Hive offices and location. After providing reasonable notice, should any remaining property be left at the Hive location after termination, the Hive reserves the right to dispose of any property remaining and will not have any obligation to store such property.
- Following termination, any incoming mail will be held up to thirty (30) days and the Hive can assist in forwarding this to members new address - fees to be borne by receiver. Notice will be given via email for collection - should mail be uncollected by the end of 30 days, all mail will be returned to the sender.
- Upon termination of this agreement, all members utilising a Hive address as a registered business address must complete deregistration with the relevant local authorities within ten (10) days of termination.

6. DAY PASS TERMS AND CONDITIONS

A. Principal Terms

- Day pass memberships commence and become active upon agreement and signing of page 1 on this form, running until closing of business hour of the specified date.
- Members are entitled to all rights and privileges set for the type of membership indicated. The range of services current at the date of this application is set out at https://thehiveworldwide.com/.
- Day pass memberships are non-transferrable to other individuals nor transferred to another date.

B. Free Day Passes

- Complimentary day passes are subject to fair use policy - 1 pass per person.
- Complimentary day passes have no resale value and cannot be exchanged for cash or any other product or service.
- Day pass memberships commence and become active upon agreement and signing of page 1 on this form, running until closing of business hour of the specified date.
- Members are entitled to all rights and privileges set for the type of membership indicated. The range of services current at the date of this application is set out at https://thehiveworldwide.com/.
- Day pass memberships are non-transferrable to other individuals nor transferred to another date.

7. HOUSE RULES

A. Access Card/PIN Abuse/Key Policy - PIN numbers and access cards can only be used by designated members. Members are responsible for keeping PIN numbers and access cards secure and confidential at all times. PIN numbers and access cards remain the property of the Hive at all times.

- Copies of any keys or access cards may not be made unless authorised by the Hive in advance.
- In the interest of members safety, use of PIN numbers and access cards are monitored and proof of identification may be required to verify identity.
- If members pass on PIN numbers and access cards to a third party who is not a member, the Hive may hold members responsible for the conduct of the individual(s) while on our premises, and liable for any loss suffered as a consequence of conduct. An additional penalty charge may be calculated for each occasion on which the members PIN number/access cards is misused.
- In cases of serious offence and misuse of PIN numbers and access cards, the Hive reserves the right to terminate membership with immediate effect.
- Access cards refer to global membership cards or any other relevant security hardware with built-in authentication equipment which is issued or provided by the Hive to members to access our facilities with terms of membership. Keys refer to the devices that lock both lockers and office units at the Hive. Only one card or key is registered to a member at any time - upon loss or damage of said access card, members must contact a member of Hive staff to remove said card from the system. If a new card or key is required to be issued, a fee of HKD100 per card or key will incur.

B. General - In addition to any rules or policies specific to the members location:

- Notices of change to services, fees, or other updates will be sent via email addresses provided by members to the Hive on membership application forms. It is the responsibility of members to read such emails and ensure awareness of any changes.
- Members shall conduct legal business and lawful activities at the Hive only and may not use the Hive's facilities to provide retail services, medical services, or engage in any other activities that involve frequent visits by large numbers of the public.
- Common spaces are to be enjoyed by all members and their guests, unless otherwise instructed, and are for temporary use and not as a place for continuous use. Members are expected to treat the Hive facilities and property with care and respect. The Hive reserves the right to lay claims to damaged property.
- The Hive facilities shall not be used for lodging, sleeping or for any immoral or illegal purpose.

- The manufacture, sale, gift or consumption of liquor, narcotics, or tobacco in any form or measure is strictly prohibited.
- Consumption of alcohol is allowed in moderation during events and social gatherings for persons over the age of 18 (or the local legal drinking age).
- Smoking is permitted only in designated outdoor areas.
- Members are allowed Guests; both shall conduct themselves in a business-like manner.
- Volume of conversations should be calibrated as not to interfere with or annoy others, especially when making phone-calls. Ringtones should be set in silent or vibrate mode.
- Animals are not allowed, except in the case of seeing eye-dogs accompanying the blind.
- The Hive champions diversity and embraces the multicultural fabric of its community; discrimination towards Members and Staff alike along the lines of ethnicity, culture, sexual orientation, faith or gender will not be tolerated.
- Members acknowledge to have received their allocated space in good and ready-to-use condition at the start of their tenancy.
- Everyone should endeavour to maintain an appropriate level of hygiene and general cleanliness, both in common areas as well as offices.
- Personal property should not be left unattended or stored in common areas. The Hive is not responsible for the loss, theft or damage of Members' personal property.
- Members shall not affix anything onto windows (including frosting), walls or any other part of the space, nor make alterations or additions to the desks
- The Hive is not liable for any loss, damage or injury to persons or property arising out of the use of the space, and within the premises, by Members, their agents and employees, invitees, or Guests
- Corridors, hallways, elevators, stairways and fire escapes shall not be obstructed or used for any purpose other than to egress and ingress
- There will be occasions whereby the Hive will have to close all, or part of, the facilities. The Hive will do our best to let members know of such closures in advance, unless the problem is urgent or an emergency. The Hive will use reasonable endeavours to ensure such closures are outside peak work hours and kept to a minimum.
- Electrical power shall be used for ordinary lighting, powering personal computers and small appliances only
- Power surges and outages may occur. The Hive is not responsible for the repair or replacement of damaged equipment. Members shall lay no claims for rebate of rent or damages on account of any interruptions in service caused by or resulting from any such electrical breakdown, temporary or prolonged
- Internet services, and any other service provided by the Hive, may only be used for lawful purposes. Transmission and/or storage of any information, data, or material in violation of any local or international law is prohibited
- Members shall not sublet the space without the knowledge and consent of the Hive.
- Members can only use the Hive address during the period in which the Hive occupies said business address and is in operation. In the event that the Hive terminates operation or no longer occupies said business location, the Hive members' business address for business registrations will be terminated as well. The property landlord is not responsible for any of the Hive members activities or businesses and will not be liable to any changes to the Hive's business nor changes to member's businesses.
- Members are not allowed to charge Guests or other Members for workshops or training conducted in shared meeting rooms during regular bookable hours without the express permission of the Location Manager.
- Office spaces have a limited capacity. If the number of members or individuals using the space exceeds the number of 'Total employees' detailed on the Membership agreement form, additional members will be required to pay a day pass fee per head.
- Should the Members' company default and not meet contractual rent obligations; or should the Member be in default in the performance of any other of his/her obligations; or should the Member vacate and abandon the space without prior notification; or if a petition of bankruptcy or other insolvency proceedings is filed by or against the Member; or if a proceeding is instituted by any governmental

authority for the dissolution or liquidation of the Member's company; then in any such events, the Hive, in addition to other rights or remedies it may have, shall have the immediate right of re-entry in the space and may remove all property from the space. Should the property require storage, the cost shall be on the account of the member. The Hive reserves the right to dispose of the said property, as deemed necessary, should the member not collect it within a period not exceeding thirty (30) days.
- Due to the nature of our lease agreements with the landlords, a force majeure situation may occur. If it does occur, the Hive will have final authority on changes to terms and conditions of this Agreement.
- Should the current Management Company contract change from the current contract administrator to a different contract administrator, the Hive reserves the right to modify or cancel this Agreement.
- The Hive reserves the right to terminate any membership should member(s) be found in breach of any of the aforementioned Membership Conditions.
- Parking space is neither provided nor guaranteed.

8. PERSONAL DATA AND PRIVACY NOTICE

- At the Hive we are committed to protecting our members' privacy. We collect and process personal data to provide services to our members and to operate our business in compliance with any laws or guidelines issued by regulatory or other authorities.
- Our privacy notice explains how we use, share and protect members personal information.

A. Collection of Data - Collection of information and the information we collect includes:

- Completion of our membership application form and signing of our membership agreement
- Entering a PIN number or swiping of access cards
- Usage records and durations of visits
- CCTV when present in the space - the Hive is recorded 24 hours a day for security purposes and is permanently erased after 31 days.
- When the Hive team takes photos of members attendance at events (permission asked beforehand)
- Contact with the Hive, such as phone calls, emails or other records of contact with us
- Personal details such as name, date of birth, gender, e-mail address, postal address and telephone number
- Business details such as company registered name, company 'trading as' name, HKSAR Business Registration number, country of registration and address, official telephone number, entity type, company ownership position, commercial details, parent company details, and details of connected parties
- Bank account number and sort code or other banking information
- Your membership information – such as dates of payment owed and received, the services you use and any other information related to your account

B. Use of Data - Information we collect is required for the purpose of creating a members account and for the Hive to provide a registered office and business address for members.

- We may use data to exercise our right under contract with members, including collecting amounts outstanding from members.
- We may disclose information about members as necessary to satisfy any applicable law, rule, regulation, legal process or government request or as we deem reasonably necessary for protection of the Hive, other member companies or other members.
- Data collected may be used for any other purposes relating to purposes listed above.

C. Use of Data in Data Marketing - We intend to use members data in direct marketing and we require your consent (which includes an indication of no objection) for that purpose.

- Members name and contact details may be used in direct marketing. Products, services, and subjects that may be marketed include:
    - Events newsletters;
    - Job ad newsletters;

- HiveLife (online magazine) newsletters
- If members do not wish for the Hive to use data for direct marketing as described above, members may exercise opt-out right by notifying us.

D. Data Access Requests - Members have the right to:

- Check whether the Hive holds data about the members and to access such data;
- Require the Hive to correct any data relating to members which is inaccurate
- In accordance with the provisions of the Ordinance, we have the right to charge a reasonable fee for the processing of any data access request.
- Requests for access to data or correction of data or for information regarding policies and practices and kinds of data held to:
    - Data Access - HIVE LAI CHI KOK LIMITED, 21F The Phoenix, 23 Luard Road, Wan Chai, Hong Kong
    - Email: marketing@thehive.com.hk
- Nothing in this Notice shall limit your rights as a data subject under the Ordinance.

9. NON-POACHING AND NON-SOLICITATION

Pursuant to entering into this agreement, the Member understands that the Hive expended significant financial and human capital to hire and retain the Hive staff. As such, Member, for itself and on behalf of its Affiliates (defined as the parent, subsidiaries and affiliates of Member), agrees that it will not hire or contract for services with, either directly or through a third party, any Hive staff engaged at the Hive under prior to six months after the completion of their contract without notifying the Hive. If Member or any Affiliate does hire or contract with, either directly or through a third party, any such Hive staff in any capacity within the period referenced above, Member agrees to pay the Hive fifty percent (50%) of such Hive staff's annual salary if hired as an employee or (ii) annualized contracted fee if hired as a contractor.

10. RESOLVING DISPUTES

A. Governing Law and Jurisdiction - These Terms and Conditions shall be governed by, and construed and interpreted in accordance with the laws of the Hong Kong Special Administrative region disregarding any conflict of laws or provisions which may require the application of the law of another jurisdiction. The Parties agree to submit to the exclusive jurisdiction of the Small Claims Tribunal (for amounts under HK$75,000) or the HKSAR District Court as the court (for amounts over HK$75,000) of first instance in the event of a dispute relating to any part of these Terms and Conditions.